Exhibit 99.1

ASPEN INSURANCE HOLDINGS LIMITED

Notice of 2004 Annual General Meeting of Shareholders

and

Proxy Statement

ASPEN INSURANCE HOLDINGS LIMITED
Victoria Hall
11 Victoria Street
Hamilton HM11
Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 17, 2004

To our Shareholders:

The Annual General Meeting of Shareholders of Aspen Insurance Holdings Limited (the "Company") will be held at Victoria Hall, 11 Victoria Street, Hamilton, Bermuda on June 17, 2004, at 12:00 p.m. Bermuda time for the following purposes:

1.	To appoint KPMG Audit Plc, London, England, to act as the Company's independent auditor for the fiscal year ending December 31, 2004 and to authorize the Board of Directors through the Audit Committee to set the remuneration for the independent auditor;

2.	To act on various matters concerning the Company's non-U.S. subsidiaries;

3.	To elect the board of directors of any new non-U.S. subsidiary, as designated by the Company's Board of Directors; and

4.	To consider such other business as may properly come before the Annual General Meeting or any adjournments thereof.

The Company will also lay before the meeting the financial statements of the Company for the year ended December 31, 2003 pursuant to the provisions of the Bermuda Companies Act of 1981 and the Company's Bye-laws.

The close of business on April 19, 2004 has been fixed as the record date for determining the Shareholders entitled to notice of and to vote at the Annual General Meeting or any adjournments thereof. For a period of at least 10 days prior to the Annual General Meeting, a complete list of Shareholders entitled to vote at the Annual General Meeting will be open for examination by any Shareholder during ordinary business hours at the offices of the Company at Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda.

Shareholders are urged to complete, date, sign and return the enclosed proxy card to Aspen Insurance Holdings Limited, c/o Mellon Investor Services LLC, attn: Proxy Processing, P.O. Box 3651, So. Hackensack, NJ 07606-9351, in the accompanying envelope, which does not require postage if mailed in the United States. Shareholders who appear on the Company's register may also vote their Ordinary Shares by telephone or over the Internet. Signing and returning a proxy card will not prohibit you from attending the Annual General Meeting. Please note that the person designated as your proxy need not be a shareholder. Persons who hold their Ordinary Shares in a brokerage account or through a nominee will also likely have the added flexibility of directing the voting of their Ordinary Shares by telephone or over the Internet.

By Order of the Board of Directors,
Frances Chatterjee Secretary

Hamilton, Bermuda
May 6, 2004

ASPEN INSURANCE HOLDINGS LIMITED
Victoria Hall
11 Victoria Street
Hamilton HM11
Bermuda

PROXY STATEMENT
ANNUAL GENERAL MEETING OF SHAREHOLDERS
June 17, 2004

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Aspen Insurance Holdings Limited (the "Company") to be voted at our Annual General Meeting of Shareholders to be held at Victoria Hall, 11 Victoria Street, Hamilton, Bermuda on June 17, 2004 at 12:00 p.m., Bermuda time, or any postponement or adjournment thereof. This Proxy Statement, the Notice of Annual General Meeting of Shareholders and the accompanying form of proxy are being first mailed to Shareholders on or about May 6, 2004.

As of April 19, 2004, the record date for the determination of persons entitled to receive notice of, and to vote at, the Annual General Meeting, there were 69,179,303 ordinary shares of the Company, par value U.S. 0.15144558¢ per share (the "Ordinary Shares"), issued and outstanding. The Ordinary Shares are our only class of equity securities outstanding and entitled to vote at the Annual General Meeting.

Holders of Ordinary Shares are entitled to one vote on each matter to be voted upon by the Shareholders at the Annual General Meeting for each share held. Pursuant to our Bye-laws 63 to 67, the voting power of all Ordinary Shares is adjusted to the extent necessary so that there is no 9.5% U.S. Shareholder. For the purposes of our Bye-laws, a 9.5% U.S. Shareholder is defined as a United States Person (as defined in the Internal Revenue Code of 1986, as amended, of the United States (the "Code")) whose "controlled shares" (as defined below) constitute nine and one-half percent or more of the voting power of all Ordinary Shares of the Company and who would be generally required to recognize income with respect to the Company under Section 951(a)(1) of the Code, if the Company were a controlled foreign corporation as defined in Section 957 of the Code and if the ownership threshold under Section 951(b) of the Code were 9.5%.

Because the applicability of the voting power reduction provisions to any particular Shareholder depends on facts and circumstances that may be known only to the Shareholder or related persons, the Company requests that any holder of Ordinary Shares with reason to believe that it is a 9.5% U.S. Shareholder (as described above) contact the Company promptly so that the Company may determine whether the voting power of such holder's Ordinary Shares should be reduced. By submitting a proxy, unless the Company has otherwise been notified or made a determination with respect to a holder of Ordinary Shares, a holder of Ordinary Shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 9.5% U.S. Shareholder.

In order to determine the number of controlled shares owned by each Shareholder, we are authorized to require any Shareholder to provide such information as the Board may deem necessary for the purpose of determining whether any Shareholder's voting rights are to be adjusted pursuant to the Company's Bye-laws. We may, in our reasonable discretion, disregard the votes attached to Ordinary Shares of any Shareholder failing to respond to such a request or submitting incomplete or inaccurate information. "Controlled shares" will include, among other things, all Ordinary Shares that a person is deemed to beneficially own directly, indirectly or constructively (as determined pursuant to Sections 957 and 958 of the Code).

The presence of one or more Shareholders in person or by proxy holding at least 50% of the voting power (that is the number of maximum possible votes of the Shareholders entitled to attend and vote at a general meeting, after giving effect to the provision of our Bye-laws 63 to 67) of all of the issued and outstanding Ordinary Shares of the Company throughout the meeting shall form a quorum for the transaction of business at the Annual General Meeting.

Pursuant to our Bye-laws 63 to 67, it is currently expected that the voting power of one of our Shareholders, DLJ Merchant Banking Overseas Partners III, C.V., will be reduced to 0.699038 votes for each Ordinary Share on each matter to be voted upon. It is currently expected that the voting power of The Blackstone Group and its affiliates ("Blackstone") (other than Ordinary Shares held by BFIP Excalibur Holdco (Cayman) Limited), Wellington Underwriting plc ("Wellington") (and its subsidiaries), Credit Suisse First Boston Private Equity and its affiliates ("CSFB Private Equity") (other than Ordinary Shares held by DLJ Merchant Banking Overseas Partners III, C.V. as described above), Candover Partners Limited and its affiliates ("Candover") (only with respect to Ordinary Shares held by Candover 2001 Fund US No. 1 Limited Partnership, Candover 2001 Fund US No. 3 Limited Partnership and Candover 2001 Fund US No. 5 Limited Partnership), Harrington Trust Limited (the "Names' Trustee"), Phoenix Equity Partners and its affiliates ("Phoenix"), Olympus Partners and its affiliates ("Olympus") and Montpelier Reinsurance Limited ("Montpelier Re") will not change and each such entity will be entitled to one vote on each matter to be voted upon for each Ordinary Share held. It is also currently expected that the voting power of all other Shareholders will be increased to 1.075850 votes on each matter to be voted upon for each Ordinary Share held by such Shareholders.

The Company's Bye-law 84 provides that, if the Company is required or entitled to vote at a general meeting of any of its subsidiaries organized under the laws of a jurisdiction outside the United States of America (each, a "Non-U.S. Subsidiary"), the Board shall refer the subject matter of the vote to the Shareholders of the Company on a poll and seek authority from the Shareholders in a general meeting of the Company for the Company's corporate representative or proxy to vote in favor of the resolutions proposed by such Non-U.S. Subsidiary. The Board shall cause the Company's corporate representative or proxy to vote the Company's shares in the Non-U.S. Subsidiary pro rata to the votes received at the general meeting of the Company, with votes for or against the directing resolution being taken, respectively, as an instruction for the Company's corporate representative or proxy to vote the appropriate proportion of its shares for and the appropriate proportion of its shares against the resolution proposed by the Non-U.S. Subsidiary.

At the Annual General Meeting, Shareholders will be asked to take the following actions:

1.	To vote FOR the appointment of KPMG Audit Plc as the Company's independent auditor for the fiscal year ending December 31, 2004 and to authorize the Board through the Audit Committee (the "Audit Committee") to set the remuneration for the independent auditor;

2.	To vote FOR the resolutions proposed by the Company in respect of Aspen Insurance UK Limited ("Aspen Re"), a wholly owned insurance company organized under the laws of England and Wales as an instruction for the Company's representatives or proxies to vote for:

(a)	the election of Messrs. Paul Myners, Christopher O'Kane, Julian Cusack, David May, Ian Cormack, Marek Gumienny, Richard Keeling, Ian Campbell, Ms. Sarah Davies and Ms. Heidi Hutter as company directors to the board of directors of Aspen Re;

(b)	the increase in the authorized share capital of Aspen Re from £500 million to £1.0 billion by the creation of an additional 500,000,000 ordinary shares at £1 per share;

(c)	that:

i)	in place of the authority given in Article 4(B) of Aspen Re's articles of association, the directors of Aspen Re are generally and unconditionally authorized for the purposes of Section 80 of the United Kingdom's Companies Act 1985 (as amended) at any time or times during the period of five years from the date of the resolution to allot, or to grant any right to subscribe for, or to convert any security into, shares in the authorized share capital of Aspen Re at that date;

ii)	the maximum amount of relevant securities which may be allotted pursuant to the authority conferred in (i) above is the amount of the authorized but as yet unissued share capital of Aspen Re at the date of the resolution;

iii)	at the expiry of the period of five years, the authority contained in (i) above shall expire, but the directors of Aspen Re may make an offer or agreement before the expiry of the authority which would or might require shares to be allotted or rights to subscribe for or to convert any security into shares to be granted, after the expiry of the authority; and

(d)	the re-appointment of KPMG Audit Plc as the auditor of Aspen Re for the fiscal year ending December 31, 2004 and to grant authority to the Company's Board through its Audit Committee to determine their remuneration, subject to KPMG Audit Plc being appointed as the Company's independent auditor;

3.	To vote FOR the resolutions proposed by the Company in respect of Aspen Insurance UK Services Limited ("Aspen Services"), a wholly owned services company organized under the laws of England and Wales as an instruction for the Company's representatives or proxies to vote for:

(a)	the election of Messrs. Christopher O'Kane, Julian Cusack, David May and Ms. Sarah Davies as company directors to the board of directors of Aspen Services;

(b)	the increase in the authorized share capital of Aspen Services from £100 to £10,000,000 by the creation of an additional 9,999,900 ordinary shares at £1 per share;

(c)	that:

i)	in place of the authority given in Article 4(B) of Aspen Services' articles of association, the directors of Aspen Services are generally and unconditionally authorized for the purposes of Section 80 of the United Kingdom's Companies Act 1985 (as amended) at any time or times during the period of five years from the date of the resolution to allot, or to grant any right to subscribe for, or to convert any security into, shares in the authorized share capital of Aspen Services at that date;

ii)	the maximum amount of relevant securities which may be allotted pursuant to the authority conferred in (i) above is the amount of the authorized but as yet unissued share capital of Aspen Services at the date of the resolution;

iii)	at the expiry of the period of five years, the authority contained in (i) above shall expire, but the directors of Aspen Services may make an offer or agreement before the expiry of the authority which would or might require shares to be allotted or rights to subscribe for or to convert any security into shares to be granted, after the expiry of the authority; and

(d)	the re-appointment of KPMG Audit Plc as the auditor of Aspen Services for the fiscal year ending December 31, 2004 and to grant authority to the Company's Board through its Audit Committee to determine their remuneration, subject to KPMG Audit Plc being appointed as the Company's independent auditor;

4.	To vote FOR the resolutions proposed by the Company in respect of Aspen (UK) Holdings Limited ("Aspen (UK) Holdings"), a wholly owned intermediary holding company organized under the laws of England and Wales as an instruction for the Company's representatives or proxies to vote for:

(a)	the election of Messrs. Christopher O'Kane and Julian Cusack as company directors to the board of directors of Aspen (UK) Holdings;

(b)	the increase in the authorized share capital of Aspen (UK) Holdings from £100 to £1.3 billion by the creation of an additional 1,299,999,900 ordinary shares at £1 per share; and

(c)	that:

i)	in place of the authority given in Article 4(B) of Aspen (UK) Holdings' articles of association, the directors of Aspen (UK) Holdings are generally and unconditionally authorized for the purposes of Section 80 of the United Kingdom's Companies Act 1985 (as amended) at any time or times during the period of five years from the date of the resolution to allot, or to grant any right to subscribe for, or to convert any security into, shares in the authorized share capital of Aspen (UK) Holdings at that date;

ii)	the maximum amount of relevant securities which may be allotted pursuant to the authority conferred in (i) above is the amount of the authorized but as yet unissued share capital of Aspen (UK) Holdings at the date of the resolution;

iii)	at the expiry of the period of five years, the authority contained in (i) above shall expire, but the directors of Aspen (UK) Holdings may make an offer or agreement before the expiry of the authority which would or might require shares to be allotted or rights to subscribe for or to convert any security into shares to be granted, after the expiry of the authority; and

(d)	the re-appointment of KPMG Audit Plc as the auditor of Aspen (UK) Holdings for the fiscal year ending December 31, 2004 and to grant authority to the Company's Board through its Audit Committee to determine their remuneration, subject to KPMG Audit Plc being appointed as the Company's independent auditor;

5.	To vote FOR the resolutions proposed by the Company in respect of Aspen Insurance Limited ("Aspen Bermuda"), a wholly owned insurance company organized under the laws of Bermuda as an instruction for the Company's representatives or proxies to vote FOR:

(a)	the election of Messrs. Paul Myners, Christopher O'Kane, Julian Cusack, Julian Avery, Marek Gumienny, Prakash Melwani, Bret Pearlman, Norman Rosenthal, Kamil Salame, Anthony Taylor and Ms. Heidi Hutter as company directors for election to the board of directors of Aspen Bermuda for 2003 and the authorization of the board of directors of Aspen Bermuda to appoint any individual as an alternate director or as a director to fill any casual vacancy created from time to time (provided the number of directors does not exceed 11) of Aspen Bermuda for 2003;

(b)	the election of Messrs. Paul Myners, Christopher O'Kane, Julian Cusack, Julian Avery, Ian Cormack, Prakash Melwani, Bret Pearlman, Norman Rosenthal, Kamil Salame and Ms. Heidi Hutter as company directors for election to the board of directors of Aspen Bermuda for 2004 and the authorization of the board of directors of Aspen Bermuda to appoint any individual as an alternate director or as a director to fill any casual vacancy created from time to time (provided the number of directors does not exceed 11) of Aspen Bermuda for 2004; and

(c)	the appointment of KPMG as the auditor of Aspen Bermuda for the fiscal year ended December 31, 2003 and the fiscal year ending December 31, 2004 and to grant authority to the Company's Board through its Audit Committee to determine their remuneration, subject to KPMG Audit Plc being appointed as the Company's independent auditor; and

6.	To vote FOR the resolution proposed by the Company as an instruction for the Company's representatives or proxies to vote for the election of Messrs. Christopher O'Kane and Julian Cusack to the board of directors of any new Non-U.S. Subsidiary, as designated by the Company's Board.

Aspen Re, Aspen Services and Aspen (UK) Holdings are collectively referred to as the "UK Subsidiaries" and Aspen Bermuda, together with the UK Subsidiaries are collectively referred to as the "Subsidiaries".

At the Annual General Meeting, Shareholders will also receive the report of our independent auditor and may be asked to consider and take action with respect to such other matters as may properly come before the Annual General Meeting.

The Proposals will be decided by the affirmative vote of a majority of the voting power of the votes cast at the Annual General Meeting (taking into account Bye-laws 63 to 67). The Company intends to conduct all voting at the Annual General Meeting by poll as requested by the Chairman of the meeting, in accordance with our Bye-laws.

PRESENTATION OF FINANCIAL STATEMENTS

In accordance with the Companies Act 1981 of Bermuda and Bye-law 140 of the Company, the Company's financial statements for the year ended December 31, 2003 will be presented at the Annual General Meeting. The Board has approved these statements. There is no requirement under Bermuda law that these statements be approved by Shareholders, and no such approval will be sought at the meeting.

SOLICITATION AND REVOCATION

PROXIES IN THE FORM ENCLOSED ARE BEING SOLICITED BY, OR ON BEHALF OF, THE BOARD. THE BOARD HAS DESIGNATED THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY AS PROXIES. Such persons designated as proxies serve as officers of the Company. Any Shareholder desiring to appoint another person to represent him or her at the Annual General Meeting may do so either by inserting such person's name in the blank space provided on the accompanying form of proxy, or by completing another form of proxy and, in either case, delivering an executed proxy to the Secretary of the Company at the address indicated above, before the time of the Annual General Meeting. It is the responsibility of the Shareholder appointing such other person to represent him or her to inform such person of this appointment.

All Ordinary Shares represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in a properly executed proxy, it will be voted FOR each of the proposals described herein and set forth on the accompanying form of proxy, and in accordance with the proxyholder's best judgment as to any other business as may properly come before the Annual General Meeting. If a Shareholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person will vote the shares in respect of which he or she is appointed proxyholder in accordance with the directions of the Shareholder appointing him or her. Any Shareholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written statement revoking such proxy, by executing and delivering a later dated proxy, or by voting in person at the Annual General Meeting. Attendance at the Annual General Meeting by a Shareholder who has executed and delivered a proxy to us shall not in and of itself constitute a revocation of such proxy. For Ordinary Shares held in "street name" by a broker, bank or other nominee, new voting instructions must be delivered to the broker, bank or nominee prior to the Annual General Meeting.

Because the Company is currently a foreign private issuer, to the extent that beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, member brokerage firms of The New York Stock Exchange, Inc. (the "NYSE") that hold Ordinary Shares in street name for such beneficial owners may not vote in their discretion upon any of the proposals. Any "broker non-votes" and abstentions will be counted toward the presence of a quorum at, but will not be considered votes cast on any proposal brought before the Annual General Meeting. Generally, "broker non-votes" occur when Ordinary Shares held for a beneficial owner are not voted on a particular proposal because the broker has not received voting instructions from the beneficial owner, and the broker does not have discretionary authority to vote the Ordinary Shares on a particular proposal. If a quorum is not present, the Shareholders who are represented may adjourn the Annual General Meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the adjourned meeting.

We will bear the cost of solicitation of proxies. We have engaged Mellon Investor Services LLC to be our proxy solicitation agent. Further solicitation may be made by our directors, officers and employees personally, by telephone, Internet or otherwise, but such persons will not be specifically compensated for such services. We may also make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of the Ordinary Shares. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual General Meeting to the beneficial owners of Ordinary Shares which such persons hold of record.

MANAGEMENT

Board of Directors of the Company

Pursuant to provisions that were in our Bye-laws and a shareholders' agreement by and among us and certain shareholders prior to our public offering, certain of our shareholders had the right to appoint or nominate and remove directors to serve on our Board. Messrs. Pearlman and Melwani were appointed, and Mr. Rosenthal was nominated, as directors by Blackstone. Mr. Cormack was appointed director by Candover. Mr. Avery was appointed director by Wellington. Mr. Salame was nominated director by CSFB Private Equity. After our initial public offering, no specific shareholder has the right to appoint or nominate or remove one or more directors pursuant to an explicit provision in our Bye-laws or otherwise.

Our Bye-laws provide for a classified Board, divided into three classes of directors, with each class elected to serve a term of three years. Our incumbent Class I Directors are scheduled to serve until our 2005 Annual General Meeting, our incumbent Class II Directors are scheduled to serve until our 2006 Annual General Meeting and our incumbent Class III Directors are scheduled to serve until our 2007 Annual General Meeting.

Anthony Taylor was initially appointed as a director by Montpelier Re and was a Class I Director commencing on June 21, 2002. He has since resigned from our Board on January 21, 2004 because as Chief Executive Officer of Montpelier Re Holdings Ltd., he believed it was difficult for him to contribute fully to the Company from both an operational and governance perspective. The Company has initiated a search for his replacement and is considering potential candidates who would meet the independence requirements.

As of April 15, 2004 we had the following directors on our Board:

Name	Age	Position	Director Since
Continuing Directors
Class I Directors
Christopher O'Kane	49	Chief Executive Officer of the Company and Aspen Re and Chairman of Aspen Bermuda	2002
Heidi Hutter(1)(2)(3)	46	Director	2002

Class II Directors:
Paul Myners(2)(3)(4)	56	Chairman of the Company and Aspen Re	2002
Julian Cusack(3)	53	Chief Financial Officer of the Company, Chief Executive Officer of Aspen Bermuda	2002
Norman L. Rosenthal(1)(4)	52	Director	2002

Class III Directors:
Julian Avery	58	Director	2003
Ian Cormack(1)	56	Director	2003
Prakash Melwani(4)	45	Director	2003
Bret Pearlman(2)(3)	37	Director	2002
Kamil M. Salame(2)(3)	35	Director	2002

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Investment Committee
(4)	Member of the Corporate Governance and Nominating Committee

Paul Myners.    Mr. Myners has been our Chairman and a director since June 21, 2002. He is also currently the Chairman of Aspen Re, a position he has held since June 2002, and of the Guardian Media Group, a position held since March 2000. Mr. Myners is a non-executive Director of The Bank of New York, mmO2 plc and Marks and Spencer. He completed a review of Institutional Investment for Her Majesty's Treasury in 2001 and was a member of the Financial Reporting Council the body responsible for overseeing the process for setting U.K. accounting standards. From August 1, 1987 until November 2001, he held the position of Chairman of Gartmore Investment Management and previously served as a director of National Westminster Bank, Coutts & Co., and as an independent director of the Investment Management Regulatory Organization, the Lloyd's Market Board, Celltech Group, the Scottish National Trust, PowerGen plc and Orange plc.

Christopher O'Kane.    Mr. O'Kane has been our Chief Executive Officer and a director since June 21, 2002. He is also currently the Chief Executive Officer of Aspen Re and Chairman of Aspen Bermuda. Prior to the creation of the Company, from November 2000 until June 2002, Mr. O'Kane served as a director of Wellington and Chief Underwriting Officer of Lloyd's Syndicate 2020 where he built his specialist knowledge in the fields of property insurance and reinsurance, together with active underwriting experience in a range of other insurance disciplines. From September 1998 until November 2000, Mr. O'Kane served as one of the underwriting partners for Syndicate 2020. Prior to joining Syndicate 2020, Mr. O'Kane served as deputy underwriter for Syndicate 51 from January 1993 to September 1998. Mr. O'Kane has over 16 years of specialty insurance and reinsurance underwriting experience, beginning his career as a Lloyd's broker.

Julian Cusack, Ph.D.    Mr. Cusack has been our Chief Financial Officer and a director since June 21, 2002. He is also currently the Chief Executive Officer of Aspen Bermuda since 2002. Mr. Cusack was also Finance Director of Aspen Re from 2002 until March 31, 2004. Mr. Cusack previously worked with Wellington where he was appointed Managing Director of Wellington Underwriting Agencies Limited ("WUAL") from 1992 to 1996, and in 1994 joined the board of directors of Wellington Underwriting Holdings Limited. He was Group Finance Director of Wellington from 1996 to 2002.

Julian Avery.    Mr. Avery has been a director since April 9, 2003. He has served as Chief Executive of Wellington since 2000. Prior to becoming Chief Executive, Mr. Avery had been Managing Director of Wellington since 1996. He has also been a director of WUAL since 1996 and its Chairman since 2001. Mr. Avery is also a solicitor and was elected to the Council of Lloyd's in December 2000. He is Deputy Chairman of the Lloyd's Market Association Services Limited, a director of Premium Underwriting Limited and a non-executive director of East Surrey Holdings plc.

Ian Cormack.    Mr. Cormack has been a director since September 22, 2003 and has served also as a non-executive director of Aspen Re. Mr. Cormack is a Senior Partner in Cormack Tansey Partners, a strategic consulting firm that he established in 2002. From 2000 to 2002, he was Chief Executive Officer of AIG Inc.'s insurance financial services and asset management in Europe. From 1997 to 2000, he was Chairman of Citibank International plc and Co-head of the Global Financial Institutions Client Group at Citigroup. He was also Country Head of Citicorp in the United Kingdom from 1992 to 1996. Mr. Cormack also serves as a member of Millennium Associates AG's Global Advisory Board and Chairman of Hologram Insurance Services Ltd., U.K. and previously served as Chairman of CHAPS, the high value clearing system in the United Kingdom, and a Member of the Board of Clearstream (Luxembourg). He was a member of the U.K. Chancellor's City Advisory Panel from 1993 to 1998.

Heidi Hutter.    Ms. Hutter has been a director since June 21, 2002 and has served as a non-executive director of Aspen Re since June 2002. She has served as Chief Executive Officer of Black Diamond Group, LLC since 2001 and has over twenty years of experience in property/casualty reinsurance. Ms. Hutter began her career in 1979 with Swiss Reinsurance Company in New York, where she specialized in the then new field of finite reinsurance. From 1993 to 1995, she was Project Director for the Equitas Project at Lloyd's of London, which became the largest run-off reinsurer in the world. From 1996 to 1999, she served as Chief Executive Officer of Swiss Re America and was a member of the Executive Board of Swiss Re in Zurich. Ms. Hutter also serves as a director of Aquila, Inc., Talbot Underwriting Ltd. and its corporate affiliates.

Prakash Melwani.    Mr. Melwani has been a director since July 21, 2003. In May 2003, Mr. Melwani joined Blackstone as a Senior Managing Director in its Private Equity Group. He is also a member of the firm's Private Equity Investment Committee. Prior to joining Blackstone, Mr. Melwani was a founder, in 1988, of Vestar Capital Partners and served as its Chief Investment Officer. Prior to that, Mr. Melwani was with the management buyout group at The First Boston Corporation and with N.M. Rothschild & Sons in Hong Kong and London.

Bret Pearlman.    Mr. Pearlman has been a director since June 21, 2002. He is also currently a Senior Managing Director in the Private Equity Group of Blackstone. Mr. Pearlman joined Blackstone in 1989. He currently serves as a director of C3i, Inc., Utilicom, Knology and Columbia House.

Norman L. Rosenthal, Ph.D.    Dr. Rosenthal has been a director since June 21, 2002. He is also currently President of Norman L. Rosenthal & Associates, Inc., a management consulting firm which specializes in the property casualty insurance industry. Previously, Dr. Rosenthal was a managing director and senior equity research analyst at Morgan Stanley & Co. following the property casualty insurance industry. He joined Morgan Stanley's equity research department covering the insurance sector in 1981 and remained there until 1996. Dr. Rosenthal also currently serves on the board of directors of The Plymouth Rock Company, Palisades Safety and Insurance Management Corporation and the Highpoint Group of Insurance Companies. Dr. Rosenthal previously served on the board of directors of Mutual Risk Management Ltd. from 1997 to 2002, and Vesta Insurance Group from 1996 to 1999.

Kamil M. Salame.    Mr. Salame has been a director since June 21, 2002. Since 1997, he has been a Principal of DLJ Merchant Banking Partners, the primary private equity funds of CSFB Private Equity. Mr. Salame joined Donaldson, Lufkin & Jenrette's Merchant Banking Group, a predecessor to CSFB Private Equity, in 1997. Previously he was a member of Donaldson, Lufkin & Jenrette's Leveraged Finance Group. Mr. Salame is a director of Montpelier Re Holdings Ltd.

Committees of the Board of Directors

The Board met ten times during fiscal year 2003. The Board had four standing committees in fiscal year 2003. During fiscal year 2003, the Audit Committee met four times, the Compensation Committee met five times and the Investment Committee met four times. The Corporate Governance and Nominating Committee was formed in September 2003 and did not meet in 2003.

Audit Committee: Messrs. Cormack and Rosenthal and Ms. Hutter.    The Audit Committee has general responsibility for the oversight and surveillance of our accounting, reporting and financial control practices. The Audit Committee annually reviews the qualifications of the independent auditors, makes recommendations to the Board, as to their selection and reviews the plan, fees and results of their audit. Mr. Cormack is Chairman of the Audit Committee.

The members of the Audit Committee have substantial experience in assessing the performance of companies, gained as members of our Board and Audit Committee, as well as by serving on the boards of directors of other companies. Our Audit Committee is comprised of seasoned business professionals, whereby one member has over 30 years of experience in the financial services industry, another member has over 20 years of experience in the property and casualty reinsurance business, and another member has over 15 years of experience as an equity research analyst following the insurance industry. As a result, they each have an understanding of U.S. GAAP financial statements. However, none of them has acquired the attributes of a financial expert through the specific means permitted under the Sarbanes-Oxley Act. Accordingly, the Board does not consider any of them to be a "financial expert" as defined in the applicable regulations. Nevertheless, our Board believes that they competently perform the functions required of them as members of the Audit Committee and, given their background and understanding of the Company, it would not be in the best interest of the Company at this time to replace any of them with another person to qualify a member of the Audit Committee as a financial expert.

Compensation Committee: Messrs. Myners, Pearlman and Salame and Ms. Hutter.    The Compensation Committee, oversees our compensation and benefit policies and programs, including administration of our annual bonus awards and long-term incentive plans. Mr. Myners is Chairman of the Compensation Committee.

Investment Committee: Messrs. Myners, Cusack, Pearlman and Salame and Ms. Hutter.    The Investment Committee is an advisory committee to the Board which formulates our investment policy and oversees all of our significant investing activities. Mr. Myners is the Chairman of the Investment Committee.

Corporate Governance and Nominating Committee: Messrs. Myners, Melwani and Rosenthal.    The Corporate Governance and Nominating Committee, among other things, establishes the Board's criteria for selecting new directors and oversees the evaluation of the Board and management. Mr. Myners is the Chairman of the Corporate Governance and Nominating Committee.

Executive Officers of the Company

The table below sets forth certain information concerning our executive officers as of April 15, 2004:

Name	Age	Position
Christopher O'Kane(1)	49	Chief Executive Officer of Aspen Holdings and Aspen Re and Chairman of Aspen Bermuda
Julian Cusack(1)	53	Chief Financial Officer of Aspen Holdings and Chief Executive Officer of Aspen Bermuda
Sarah Davies	39	Chief Operating Officer
David May	57	Chief Casualty Underwriter
Peter Coghlan	53	President and Chief Executive Officer of Aspen Specialty Insurance Company ("Aspen Specialty")
David Curtin	46	General Counsel of Aspen Re

(1)	Biography available above under "—Board of Directors of the Company," above.

Sarah Davies.    Since June 21, 2002, Ms. Davies has served as our Chief Operating Officer. Ms. Davies initially joined Wellington in 1993 from Munich Re U.K. as a property reinsurance underwriter. Starting in 1995, she served as Market Research Manager of WUAL. From 1999 to 2002, she served as WUAL's Operations Director.

David May.    Since June 21, 2002, Mr. May has served as our Chief Casualty Underwriter. In 1995, he joined Wellington and served as manager in the casualty reinsurance division for Lloyd's Syndicate 51. From 1986 to 1995, he was a senior manager at Munich Re U.K. in charge of casualty underwriting.

Peter Coghlan.    Since June 21, 2003, Mr. Coghlan has served as the President and Chief Executive Officer of Aspen Specialty. Prior to joining Aspen Specialty, he was the President of First State Management Group from 2000. Mr. Coghlan joined First State Management Group in 1984 as its Chief Property Underwriter and became Chief Underwriting Officer in 1992. His insurance career began in 1975 with George F. Brown in Boston as a Property Supervisor. He later joined Mission Re Management in 1977 as an underwriter, becoming Branch Manager in 1979.

David Curtin.    Since September 2, 2003, Mr. Curtin has served as the General Counsel of Aspen Re. Prior to joining the Company, Mr. Curtin served as the Senior Vice President and General Counsel of ICO Global Communications Limited from January 2001 until October 2002. He joined ICO as Chief Banking and Financial Counsel in November 1998 and became Deputy General Counsel in March 2000. From 1988 to 1998 he was with Jones, Day, Reavis and Pogue in New York and London and from 1985 to 1988 he was with Bingham, Dana & Gould in Boston.

Executive Compensation

The following Summary Compensation Table sets forth, for the years ended December 31, 2003 and 2002, the compensation for services in all capacities earned by the Company's Chief Executive Officer and its next four most highly compensated executive officers. These individuals are referred to as the "named executive officers".

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation(1)			Awards		Payouts
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($)(2)	Restricted Stock Awards	Securities Underlying Options/SARs	LTIP Payouts	All Other Compensation ($)(3)
Christopher O'Kane, Chief	2003	$493,397	$820,050	$1,654	—	991,830	—	$78,943
Executive Officer	2002	232,634	170,126	4,392	—	—	—	37,222
Julian Cusack, Chief	2003	361,203	510,150	206,280	—	338,180	—	70,908
Financial Officer	2002	183,659	108,262	5,337	—	—	—	33,059
Sarah Davies, Chief	2003	270,616	303,419	858	—	316,940	—	32,473
Operating Officer	2002	132,965	108,262	465	—	—	—	15,956
David May, Chief Casualty	2003	311,619	246,015	2,405	—	155,000	—	62,324
Underwriter	2002	146,927	61,864	3,887	—	—	—	29,385
Peter Coghlan, President and Chief Executive Officer of Aspen Specialty(4)	2003	211,507	60,000	—	—	80,000	—	7,426

(1)	The compensation reported for the named executive officers for 2002 reflects the period beginning upon their commencement of employment with us and ending on December 31, 2002. All compensation payments in 2002 were made in British Pounds and have been translated into U.S. Dollars at the average exchange rate for the period May 23, 2002 through December 31, 2002, which was $1.5466 to £1. Except as indicated, compensation payments for 2003 were made in British Pounds and have been translated into U.S. Dollars at the average exchange rate for the period January 1, 2003 through December 31, 2003 which was $1.6401 to £1. For 2003, bonus payments made to Julian Cusack and Peter Coghlan were paid in U.S. Dollars.
(2)	Other annual compensation includes benefits-in-kind and, in the case of Mr. Cusack, a housing allowance in Bermuda of $180,000 per year beginning in 2003 and a payroll tax reimbursement in an amount of $14,988 in 2003.
(3)	The amounts listed under "All Other Compensation" reflect the Company's contribution to the pension plan (a defined contribution plan).
(4)	Mr. Coghlan was not employed by us at the end of fiscal year 2002. His compensation for 2003 was paid in U.S. Dollars.

The following table sets forth information concerning grants of options to purchase Ordinary Shares during the twelve months ended December 31, 2003 to the named executive officers.

Option/SAR Grants in Last Fiscal Year

	Individual Grants(1)				Grant Date Value
Name	Number of Securities Underlying Options/SARs Granted	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)(2)	Expiration Date	Grant Date Present Value(3)
Christopher O'Kane	991,830	25.50%	$16.20	August 19, 2013	$5.27 million
Julian Cusack	338,180	8.70%	16.20	August 19, 2013	1.80 million
Sarah Davies	316,940	8.20%	16.20	August 19, 2013	1.69 million
David May	155,000	4.00%	16.20	August 19, 2013	0.82 million
Peter Coghlan	80,000	2.00%	16.20	August 19, 2013	0.42 million

(1)	As discussed further below under "— Share Incentive Plan", all options were granted pursuant to the 2003 Share Incentive Plan, 65% of the options granted are subject to time-based vesting with 20% vesting upon grant and 20% vesting on each December 31 of the calendar years 2003, 2004, 2005 and 2006. The remaining 35% of the options granted are subject to performance-based vesting determined by achievement of return on equity targets, and subject to achieving a threshold combined ratio target, in each case, over the applicable one or two year performance period. Any unvested and outstanding performance-based options will automatically vest on December 31, 2009. Vesting may be accelerated upon a change in control. For the performance-based options, vesting is accelerated upon attainment of certain performance goals.
(2)	On the date of grant, the exercise price was calculated at £10.70 per ordinary share. The option award agreement at the time of grant provided that the exercise price was to be converted into U.S. Dollars at the exchange rate of $1.5144558, the exchange rate used to convert shareholders' equity from British Pounds to U.S. Dollars.
(3)	There was no public market for our Ordinary Shares on the date the options were granted. The fair value of each option has been estimated on the date of grant using the Black-Scholes option pricing model. The model is based on the following assumptions: risk free interest rate of 4.7%; expected life of 7 years; a dividend yield of 0.6%; share price volatility of zero (as the minimum value method was utilized because the Company was not listed on the date that the options were issued); and foreign currency volatility of 9.4% (as the exercise price was in British Pounds and the share price of the Company is in U.S. Dollars). Although the exercise price was denominated in British Pounds, the grant date present value is shown in U.S. Dollars based on the exchange rate on August 20, 2003, the date of grant, at £1 to $1.5924.

The following table sets forth information concerning the exercise of options to purchase Ordinary Shares by the named executive officers during the year ended December 31, 2003, as well as the number and potential value of unexercised options (both options which are presently exercisable and options which are not presently exercisable) as of December 31, 2003.

Aggregated Option/SAR Exercises in the Last Year and Year-End Option/SAR Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Options/SARs at Fiscal Year-End		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Christopher O'Kane	—	—	362,018	629,812	$3,116,975	$5,422,681
Julian Cusack	—	—	123,436	214,744	1,062,784	1,848,945
Sarah Davies	—	—	115,683	201,257	996,031	1,732,823
David May	—	—	56,575	98,425	487,111	847,439
Peter Coghlan	—	—	29,200	50,800	251,412	437,388

(1)	Calculated based upon a price of $24.81 per share of the Company's Ordinary Shares at December 31, 2003, less the option exercise price.

Director Compensation of Members of the Board of Directors of the Company

For service in 2003, each director other than Messrs. O'Kane, Cusack (who are also our executive officers) and Myners received cash in the amount of £20,000 (or $32,802 based on the exchange rate of $1.6401 to £1) plus VAT (where applicable), pro-rated for the time served on our Board during 2003. Our directors and officers who serve on the board of directors of our subsidiaries may also receive separate fees for their services. As Chairman of our Board, Mr. Myners received an annual salary of £120,000 and a bonus of £80,000.

The compensation of non-executive directors is benchmarked against comparable companies, taking into account complexity, time commitment and committee duties. Effective in 2004, the annual compensation for the members of our Board who are not otherwise affiliated with the Company as employees or officers will be $45,000. The chairman of each committee of our Board other than the Audit Committee will receive an additional $5,000 per annum. Mr. Cormack, the chairman of the Audit Committee of our Board, will receive an additional $25,000 per annum. Members of our Board who are also members of the board of directors of Aspen Re, such as Ms. Hutter and Mr. Cormack, will receive an additional $10,000 per annum. Mr. Cormack, the chairman of the audit committee of the board of directors of Aspen Re, will receive an additional $10,000 per annum. Mr. Myners will continue to receive an annual salary of £120,000 and will be entitled to receive a bonus.

Management Compensation and Incentive Plans

The Compensation Committee oversees our compensation and benefit policies, including administration of annual bonus awards and long-term incentive plans. Our compensation policies are designed with the goal of maximizing shareholder value over the long term. We believe that this goal is best realized by utilizing a compensation program which serves to attract and retain superior executive talent by providing management with performance-based incentives and closely aligning the financial interests of management with those of our shareholders.

The Company's compensation program combines four components: base salary, annual bonuses, benefits and perquisites and long-term compensation in the form of options and share ownership. The level of compensation is based on numerous factors, including achievement of underwriting results and financial objectives established by our Compensation Committee and our Board. Salary, target bonuses and incentive compensation award opportunities are reviewed regularly for competitiveness and are determined in large part by reference to compensation levels for comparable positions at comparable companies based in Bermuda, the United Kingdom and the United States. The Company intends to reward individuals appropriately taking into account the relevant local or global talent pool comparables, as well as both company and individual performance against prescribed goals.

Our current executive officers are compensated according to the terms of their respective service agreements, which are described under the heading "— Employment-Related Agreements."

Employment-Related Agreements

The following information summarizes the employment-related agreements for our named executive officers other than Mr. Coghlan, which commenced on June 21, 2002. Each of these agreements may be terminated by the employee or the employer on not less than 12 months notice. In addition, employment terminates automatically:

•	when the employee reaches 65 years of age;

•	if the employee, who is a director of the Company, ceases to be a director of the Company;

•	if the employee becomes bankrupt, is convicted of a serious criminal offence or serious misconduct; or

•	if the employee is disqualified from being a director or ceases to be registered by any regulatory body.

The employees have for the benefit of their respective beneficiaries life cover of four times their basic salary which is fully insured by the Company. There are no key man insurance policies in place.

The Compensation Committee is currently considering amendments to these agreements which would, among other things, extend the term of the agreements and provide for increased severance benefits under certain circumstances.

Christopher O'Kane.    Aspen Services has entered into a management services contract with Mr. O'Kane under which he has agreed to serve as our Chief Executive Officer, terminable upon 12 months' notice by either party. The agreement provides that Mr. O'Kane shall be paid an annual salary which is subject to review from time to time. Mr. O'Kane's management services contract also entitles him to participate in any pension scheme which is established by our Board, and to private medical insurance, permanent health insurance, personal accident insurance and life assurance. The management services contract also provides for a discretionary bonus to be awarded at such times and at such level as the Compensation Committee of our Board may determine.

Julian Cusack.    Aspen Holdings entered into a service agreement with Mr. Cusack under which he has agreed to serve as our Chief Financial Officer terminable upon 12 months' notice by either party. The agreement provides that Mr. Cusack will be paid an annual salary which is subject to review from time to time. Mr. Cusack's management services contract also entitles him to participate in any pension scheme which is established by our board, an annual housing allowance in an amount up to $180,000, and to private medical insurance, permanent health insurance, personal accident insurance and life assurance. The management services contract also provides for a discretionary bonus to be awarded at such times and at such level as the Compensation Committee of our Board may determine. A portion of Mr. Cusack's compensation (£30,000) is paid by Aspen Re for his services to Aspen Re.

Sarah Davies.    Aspen Services has entered into a management services contract with Ms. Davies under which she has agreed to serve as our Chief Operating Officer terminable upon 12 months' notice by either party. The agreement provides that Ms. Davies will be paid an annual salary which is subject to review from time to time. Ms. Davies' management services contract also entitles her to participate in any pension scheme which is established by our Board, and to private medical insurance, permanent health insurance, personal accident insurance and life assurance. The management services contract also provides for a discretionary bonus to be awarded at such times and at such level as the Compensation Committee of our board may determine.

David May.    Aspen Services has entered into a management services contract with Mr. May under which he has agreed to serve as our Chief Casualty Underwriter terminable upon 12 months'

notice by either party. The agreement provides that Mr. May will be paid an annual salary which is subject to review from time to time. Mr. May's management services contract also entitles him to participate in any pension scheme which is established by our Board, and to private medical insurance, permanent health insurance, personal accident insurance and life assurance. The management services contract also provides for a discretionary bonus to be awarded at such times and at such level as the Compensation Committee of our board may determine.

Peter Coghlan.    Aspen Insurance U.S. Services Inc. ("Aspen U.S. Services") has entered into an employment agreement with Mr. Coghlan, effective as of June 21, 2003, under which he has agreed to serve as the President and Chief Executive Officer of Aspen Specialty. The initial term of the agreement expires on June 21, 2005, subject to one-year annual extensions beginning on the first anniversary of the effective date terminable upon 12 months' notice by either party. The agreement provides that Mr. Coghlan will receive (i) an annual salary of $400,000, subject to periodic review for increases (but may not be decreased below $400,000), (ii) an annual bonus opportunity with a target payout of 5.2% of the profits of Aspen Specialty (based on achievement of a 20% return on equity), and (iii) a grant of 80,000 share options pursuant to the Company's 2003 Share Incentive Plan. Mr. Coghlan's employment agreement also entitles him to participate in any fringe benefit or other employee benefit plan provided to other senior officers of Aspen U.S. Services, and his dependents are entitled to coverage under Aspen U.S. Services' health and welfare benefit plans.

If Mr. Coghlan's employment terminates as a result of his death or disability (as defined in the agreement), then he would be entitled to (i) payment of accrued but unpaid salary, earned but unpaid bonuses for the prior year, accrued but unused vacation days, and unreimbursed business expenses (the "Accrued Obligations") and (ii) a prorated annual bonus for the year of termination. If Mr. Coghlan's employment is terminated by Aspen U.S. Services for cause (as defined in the agreement), then he would be entitled to payment of the Accrued Obligations. If Mr. Coghlan's employment is terminated by Aspen U.S. Services for other than cause, death or disability, or by Mr. Coghlan with good reason (as defined in the agreement), then he would be entitled to receive, in addition to the severance benefits to which he would be entitled if his employment were terminated on account of his death or disability, a lump sum payment equal to his annual salary in effect at the time of termination (disregarding any reduction that would constitute good reason under the agreement). Except in the case of Mr. Coghlan's death, Aspen U.S. Services' obligation to pay severance benefits under the agreement is conditioned upon Mr. Coghlan's release of Aspen U.S. Services and its affiliates from all claims (in which case Aspen U.S. Services will execute a reciprocal release).

Mr. Coghlan's employment agreement provides for a one-year non-solicitation covenant following termination of employment along with an ongoing confidentiality requirement. In addition, Mr. Coghlan's employment agreement provides for a one-year non-competition covenant following termination of employment if his employment is terminated by Aspen U.S. Services for cause or by him without good reason.

Mr. Coghlan's employment agreement entitles him to participation in an unfunded Supplemental Executive Retirement Plan ("SERP"). Under the SERP to be effective in 2004, Aspen U.S. Services has agreed to make, subject to satisfactory performance, a $119,500 annual contribution to the bookkeeping account established for Mr. Coghlan. Aspen U.S. Services has the discretion to make additional contributions to Mr. Coghlan's account. Interest will be credited on the account balance at an annual rate of 6%. Annual contributions and interest credited thereon are 100% vested at all times. Discretionary contributions and interest credited thereon vest as provided by Aspen U.S. Services, provided that Mr. Coghlan will become 100% vested in his discretionary contributions (and interest credited thereon) upon his death or upon his termination of employment after reaching age 60. The present value at age 60 of the projected benefit payments to Mr. Coghlan, under the SERP, will be $1,253,670.

If Mr. Coghlan's employment is terminated following his attainment of age 60, the balance of his account will be distributed in twenty-three equal annual payments commencing as soon as administratively practicable after termination of employment. If Mr. Coghlan's employment is terminated prior to age 60, his benefits will be distributed pursuant to his distribution election or, if he fails to make a distribution election, in twenty-three equal annual payments beginning at age 60. If Mr. Coghlan's employment is terminated by reason of his death prior to commencement of benefits, his benefits will be distributed to his designated beneficiary as soon as practicable after his death.

Aspen U.S. Services has purchased a corporate-owned life insurance policy to provide a source of funds for it to satisfy its obligations under the SERP. The annual premium for the policy is $206,953 and Aspen U.S. Services will make five premium payments under the policy beginning in 2003.

Annual Bonus Plan

As at June 30, 2003, bonus payments were made to our officers based on the final terms of the bonus scheme and the performance of the Company for fiscal year ending 2002. Each year, officers that participate in the annual bonus plan will be eligible to receive a bonus based upon the officer's achievement of annual performance targets that have been established by the Compensation Committee of our Board. The Compensation Committee will establish a bonus pool at the end of each year, with the amount of such pool determined based upon our year-end results. The pool will then be allocated to officers based upon their individual performance with respect to their performance targets.

Share Incentive Plan

We have adopted the Aspen Insurance Holdings Limited 2003 Share Incentive Plan ("2003 Share Incentive Plan") to aid us in recruiting and retaining key employees and directors and to motivate such employees and directors.

The plan provides for the grant to selected employees and non-employee directors of share options, share appreciation rights, restricted shares and other share-based awards. The shares subject to initial grant of options (the "initial grant options") will represent an aggregate of 5.75% of our ordinary shares on a fully diluted basis (3,884,030 shares), assuming the exercise of all outstanding options issued to Wellington and the Names' Trustee. In addition, an aggregate of 2.5% of our Ordinary Shares on a fully diluted basis (1,840,540 shares), are reserved for additional grant or issuance of share options, share appreciation rights, restricted shares and/or other share-based awards as and when determined in the sole discretion of our Board or the Compensation Committee. No award may be granted under the plan after the tenth anniversary of its effective date. The plan provides for equitable adjustment of affected terms of the plan and outstanding awards in the event of any change in the outstanding ordinary shares by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of shares or other corporate exchange, or any distribution to shareholders of shares other than regular cash dividends or any similar transaction. In the event of a change in control (as defined in the plan), our Board or the Compensation Committee may accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an award (except that shares subject to the initial grant options shall vest); or cancel awards for fair value; or provide for the issuance of substitute awards that substantially preserve the terms of any affected awards; or provide that for a period of at least 15 days prior to the change in control share options will be exercisable and that upon the occurrence of the change in control, such options shall terminate and be of no further force and effect.

The initial grant options have a term of ten years and an exercise price of $16.20 per ordinary share, which price was calculated based on 109% of the calculated fair market value of our ordinary shares as of May 29, 2003 and was determined by an independent consultant. Sixty-five percent of the initial grant options are subject to time-based vesting with 20% vesting upon grant and 20% vesting on each December 31 of calendar years 2003, 2004, 2005 and 2006. The remaining 35% of the initial grant options are subject to performance-based vesting determined by achievement of return on equity targets, and subject to achieving a threshold combined ratio target, in each case, over the applicable one or two-year performance period. Initial grant options that do not vest based on the applicable performance targets may vest in later years to the extent performance in such years exceeds 100% of the applicable targets, and in any event, any unvested and outstanding performance-based initial grant options will become vested on December 31, 2009. Upon termination of a participant's employment, any unvested options shall be forfeited, except that if the termination is due to death or disability (as defined in the option agreement), the time-based portion of the initial grant options shall vest to the extent such option would have otherwise become vested within 12 months immediately succeeding such termination due to death or disability. Upon termination of employment, vested initial grant options will be exercisable, subject to expiration of the options, until (i) the first anniversary of termination due to death or disability or, for nine members of senior management, without cause or for good reason (as those terms are defined in the option agreement), (ii) six months following termination without cause or for good reason for all other participants, (iii) three months following termination by the participant for any reason other than those stated in (i)or (ii) above or (iv) the date of termination for cause. As provided in the plan, in the event of a change in control unvested and outstanding initial grant options shall immediately become fully vested.

The initial grant options may be exercised by payment in cash or its equivalent, in ordinary shares, in a combination of cash and ordinary shares, or by broker-assisted cashless exercise. The initial grant options are not transferable by a participant during his or her lifetime other than to family members, family trusts, and family partnerships.

On March 12, 2004, the Board approved, upon recommendation of the Compensation Committee, the grant of 37,665 restricted share units under the 2003 Share Incentive Plan to six employees of a subsidiary of the Company. Subject to the participants' continued employment, the units will vest in tranches with one-third of the units vesting on each of December 31, 2004, December 31, 2005 and December 31, 2006. Vesting of a participant's units may be accelerated, however, if the participant's employment with the Company and its subsidiaries is terminated without cause (as defined in such participants' award agreement), on account of the participant's death or disability (as defined in such participants' award agreement), or, with respect to one of the participants, by the participant with good reason (as defined in such participants' award agreement). Participants will be paid one ordinary share for each unit that vests as soon as practicable following the vesting date.

Participants generally will not be entitled to any rights of a holder of ordinary shares, including the right to vote, unless and until their units vest and Ordinary Shares are issued; provided, however, that participants will be entitled to receive dividend equivalents with respect to their units. Dividend equivalents will be denominated in cash and paid in cash if and when the underlying units vest. Participants may, however, elect to defer the receipt of any Ordinary Shares upon the vesting of units, in which case payment will not be made until such time or times as the participant may elect. Payment of deferred share units would be in Ordinary Shares with any cash dividend equivalents credited with respect to such deferred share units paid in cash.

Compensation Committee Interlocks and Insider Participation

John Barton, non-executive chairman of Wellington, was previously on our Board and our Compensation Committee from November 2002 through April 2003. Wellington is one of our Shareholders with which the Company has entered into various agreements. We have also granted to Wellington options to purchase up to 3,781,120 non-voting shares. Such options are exercisable or lapse upon the earlier occurrence of several events and the non-voting shares so acquired will automatically convert into Ordinary Shares at a one-to-one ratio once exercised. Our executive officers Messrs. O'Kane and Cusack served as directors of Wellington until June 21, 2002, and Ms. Davies and Mr. May served as directors of WUAL until June 21, 2002. None of Messrs. O'Kane, Cusack or May or Ms. Davies served as members of the compensation committee of Wellington or WUAL at any time.

Mr. Salame is a Principal of DLJ Merchant Banking Partners, the primary private equity funds of CSFB Private Equity, one of our Shareholders. Credit Suisse First Boston LLC, one of the underwriters in our initial public offering and a lender participating in the syndicate of our credit facilities, is an affiliate of DLJ Merchant Banking Partners.

Heidi Hutter, one of our directors, is also a shareholder and director of Talbot Holdings Ltd, Talbot Underwriting Holding Ltd and Talbot Underwriting Ltd. Ms. Hutter is not an executive officer of either Aspen Holdings or Talbot. We have entered into reinsurance agreements with Talbot through which we reinsure some of their risks and have received approximately $800,000 of premium income for 2003. Talbot also reinsures some of our risks for which they have received approximately $251,000 of premium income for 2003. We believe that the amount of premium income we have received from Talbot and our level of exposure with respect to the risks we have reinsured is not material to our business.

Board of Directors of Non-U.S. Subsidiaries

As of April 15, 2004, we had the following directors on the board of directors of each of the following Non-U.S. Subsidiaries:

Aspen Re

Name	Age	Position	Director Since
Paul Myners(1)	56	Chairman	2002
Christopher O'Kane(1)	49	Chief Executive Officer	2002
Julian Cusack(1)	53	Director	2002
Heidi Hutter(1)	46	Director	2002
Sarah Davies(2)	39	Director	2002
David May(2)	57	Director	2002
Ian Cormack(1)	56	Director	2003
Marek Gumienny	45	Director	2002
Richard Keeling	59	Director	2003
Ian Campbell	39	Finance Director	2004

(1)	Biography available above under "— Board of Directors of the Company."
(2)	Biography available above under "— Executive Officers of the Company."

Marek Gumienny.    Mr. Gumienny has been a director of Aspen Re since 2002. He is also the Managing Director of Candover, a position he has held since 1998. Before joining Candover in 1987, Mr. Gumienny qualified as a chartered accountant with Price Waterhouse.

Richard J. Keeling.    Mr. Keeling has been a director of Aspen Re since March 4, 2003. Since 2002, he has been a director of Stoddard International Plc. Mr. Keeling is also a director CBS Private Capital Scotland Limited and is a trustee of Equitas.

Ian Campbell.    Since March 31, 2004, Mr. Campbell has served as the Finance Director of and a member of the board of directors of Aspen Re. He joined Aspen Re in November 2002 as Assistant Finance Director. Prior to joining the Company, Mr. Campbell was the Group Financial Controller of Cox Insurance Holdings Plc from 1998 to 2002. From 1985 to 1998, he was a Principal Consultant in the Insurance Consulting Department at KPMG.

Aspen (UK) Holdings

Name	Age	Position	Director Since
Christopher O'Kane(1)	49	Director	2003
Julian Cusack(1)	53	Director	2003

(1)	Biography available above under "— Board of Directors of the Company."

Aspen Services

Name	Age	Position	Director Since

Christopher O'Kane(1)	49	Director	2002
Julian Cusack(1)	53	Director	2002
Sarah Davies(2)	39	Director	2002
David May(2)	57	Director	2002

(1)	Biography available above under "— Board of Directors of the Company."
(2)	Biography available above under "— Executive Officers of the Company."

Aspen Bermuda

Name	Age	Position	Director Since
Christopher O'Kane(1)	49	Chairman	2002
Paul Myners(1)	56	Director	2002
Julian Cusack(1)	53	Chief Executive Officer	2002
Julian Avery(1)	58	Director	2003
Heidi Hutter(1)	46	Director	2002
Prakash Melwani(1)	45	Director	2003
Bret Pearlman(1)	36	Director	2002
Kamil M. Salame(1)	34	Director	2002
Norman L. Rosenthal(1)	52	Director	2002
Marek Gumienny(2)(3)	45	Director	2002
Ian Cormack(1)(3)	56	Director	2004
Anthony Taylor(1)(4)	58	Director	2002

(1)	Biography available above under "— Board of Directors of the Company."
(2)	Biography available above under "— Board of Directors of Non-U.S. Subsidiaries – Aspen Re."
(3)	Marek Gumienny was appointed director of Aspen Bermuda for 2003 and resigned on March 12, 2004; Ian Cormack was subsequently appointed as director of Aspen Bermuda in 2004.
(4)	Anthony Taylor resigned as director of Aspen Bermuda effective January 21, 2004 when he resigned from the Company's Board.

Director Compensation of Members of the Boards of Directors of Non-U.S. Subsidiaries

Other than as described above under "— Director Compensation of Members of the Board of Directors of the Company", directors of Non-U.S. Subsidiaries who were also directors of the Company received no additional compensation for their service on the boards of directors of the Non-U.S. Subsidiaries. Employees or officers of the Company or any of its subsidiaries who are also directors on the boards of directors of the Non-U.S. Subsidiaries do not receive any additional compensation for their services on the boards of directors of such Non-U.S. Subsidiaries. Mr. Gumienny was a member of our Board for part of 2003, and in connection with his services as a director of our Board he received £14,511 in 2003. He did not receive additional compensation for serving on the board of directors of Aspen Re and Aspen Bermuda in 2003. Mr. Gumienny, who is neither an employee of the Company or any of its subsidiaries nor a current director on the Company's Board, will receive $35,000 in 2004 for his services on the board of directors of Aspen Re. Mr. Keeling, who is neither an employee of the Company or any of its subsidiaries nor a director on the Company's Board, received £16,548 in 2003 and will receive $35,000 in 2004 for his services on the board of directors of Aspen Re.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Our Compensation Committee fulfills the oversight responsibilities of the Board of Directors for approving and administering the compensation arrangements for our Chief Executive Officer and key employees. The key employee group currently comprises 13 senior employees including the named executives and the Chief Executive Officer. Compensation arrangements comprise base salary, cash bonus, long-term compensation in the form of options and share ownership, pension plans and other fringe benefits.

Our compensation policies are designed with the goal of maximizing shareholder value over the long term. The basic objectives of our executive compensation program include:

•	Attracting and retaining highly skilled executives;

•	Linking compensation opportunity to achievement of the Company's short-and long-term financial and strategic goals;

•	Creating commonality of interest between management and shareholders by tying realized compensation directly to changes in shareholder value;

•	Maximizing the financial efficiency of the overall program from a tax, accounting, and cash flow perspective; and

•	Ensuring compliance with the highest standards of corporate governance.

In support of the above objectives we deliver a four-part executive compensation program that includes the following elements:

•	Base salary;

•	Annual incentive bonus;

•	Long-term incentives; and

•	Benefits and perquisites.

Base salaries are determined taking into consideration the relative importance of the position, the competitive marketplace and the individual's performance and contribution. Salaries are reviewed annually.

Payments under the annual incentive bonus arrangements are paid from a pool that is directly related to the shareholders' return on equity. For fiscal year 2003, the bonus plan was set so that no awards would be payable unless a threshold return on equity of 7% was reached. For return on equity levels above 7%, increasingly higher levels of bonus pool funding occur. All bonus payments are, however, at the discretion of the board of directors.

Long-term incentive grants in 2003 were in the form of option grants to selected executives. In the future, the Company may consider using other forms of long-term incentives in addition to stock options, such as time-based and performance-based restricted stock and multi-year cash bonus programs in which payouts are tied to the achievement of meaningful performance objectives.

The Company operates defined contribution pension arrangements and other benefit plans in line with market practice in the relevant location.

Process.    An evaluation is made at least annually on the Chief Executive Officer and each key employee detailing individual performance against objectives. In reaching decisions on base salaries, bonuses and long-term incentive awards for the CEO and key employees, the Committee reviews:

•	Historical data on each individual's previous salary, bonus and long-term incentive history;

•	The Company's financial performance for the year and the overall size of the bonus pool;

•	The relative percentage of the pool awarded to the CEO and key employees;

•	An assessment of individual performance carried out by the CEO (or the Chairman in the case of the CEO). This assessment is carried out by reference to the employee's performance against an agreed set of objectives for the year under review. Due note is also taken of other factors which may not have been considered at the time objectives were set; and

•	Recommendations by the CEO of salary increases/bonus awards for key employees and by the Chairman for the CEO.

The level of compensation is based on numerous factors, including achievement of underwriting results and financial objectives established by our Compensation Committee and our board of directors. Salary, bonus awards and incentive compensation opportunities are reviewed regularly for competitiveness and are determined in large part by reference to compensation levels for comparable positions at comparable companies based in Bermuda, the United Kingdom and the United States. This information is gathered from published compensation surveys. The Compensation Committee also uses Frederic W. Cook & Co. as its external compensation advisers to assist in this process. The Company intends to reward individuals appropriately taking into account the relevant local or global talent pool comparables, as well as both Company and individual performance against prescribed goals. The Committee is not precluded from approving awards as may be required to ensure applicable tax deductions are available.

CEO Compensation.    The Compensation Committee is responsible for evaluating and approving on an annual basis the corporate goals and objectives with respect to compensation for the Chief Executive Officer. At least annually the Compensation Committee evaluates the Chief Executive Officer's performance in light of these established goals and objectives. Based upon these evaluations, the Compensation Committee has the sole authority to set the Chief Executive Officer's annual compensation, including salary, bonus, incentive and equity compensation. In determining salary and cash bonus the Compensation Committee considers comparative data from competitor firms and other data sources, including surveys conducted by independent third party consulting firms. In determining the long-term incentive component of the Chief Executive Officer's compensation, including stock options, the Compensation Committee considers the Company's performance and relative shareholder return, and the value of similar incentive awards to chief executive officers at comparable companies, including previous awards given to the Chief Executive Officer. For 2003, the factors and criteria for the CEO's compensation were a return on equity of 16%, net income of $152.1million and a combined ratio of 78%. The Committee also took account of the significant corporate developments during 2003 including the initial public offering and the development and creation of new business units in the U.K. and the U.S. In recognition of these achievements and having considered the available data on the remuneration packages of CEOs in competitor firms, the CEO was awarded a bonus of £500,000. In addition, Mr. O'Kane's salary was increased to £346,830 for 2004 to bring it more into line with salary payments to CEOs in competitor firms.

Compensation Committee Paul Myners (Chair) Heidi Hutter Bret Pearlman Kamil Salame

March 10, 2004

AUDIT COMMITTEE REPORT

This report is furnished by the Audit Committee of the Board of Directors with respect to the Company's financial statements for the year ended December 31, 2003.

The Audit Committee has established a Charter which outlines its primary duties and responsibilities. The Audit Committee Charter, which has been approved by the Board, is reviewed at least annually and is updated as necessary.

Company management is responsible for the preparation and presentation of complete and accurate financial statements. The independent auditors, KPMG Audit Plc, are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and for issuing a report on their audit.

In performing its oversight role in connection with the audit of the Company's financial statements for the year ended December 31, 2003, the Audit Committee has: (1) reviewed and discussed the audited financial statements with management; (2) reviewed and discussed with the Independent Auditor the matters required by Statement of Auditing Standards No. 61; and (3) reviewed and discussed with the Independent Auditor the matters required by Independence Standards Board Statement No. 1. Based on these reviews and discussions, the Audit Committee has determined its Independent Auditor to be independent and has recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for filing with the United States Securities and Exchange Commission ("SEC") and for presentation to the shareholders at the 2004 Annual General Meeting.

Audit Committee Ian Cormack (Chair) Heidi Hutter Norman L. Rosenthal

March 10, 2004

POLICY ON SHAREHOLDER PROPOSALS FOR DIRECTOR CANDIDATES AND
EVALUATION OF DIRECTOR CANDIDATES

The Board has adopted policies and procedures relating to director nominations and shareholder proposals, and evaluations of director candidates.

Submission of Shareholder Proposals.    Shareholder recommendations of director nominees to be included in the Company's proxy materials will be considered only if received no later than the 120th calendar day before the first anniversary of the date of the Company's Proxy Statement in connection with the previous year's annual meeting. The Company may in its discretion exclude such Shareholder recommendations even if received in a timely manner. Accordingly, this policy is not intended to waive the Company's right to exclude Shareholder proposals from its proxy statement.

If Shareholders wish to nominate their own candidates for director on their own separate slate (as opposed to recommending candidates to be nominated by the Company in the Company's proxy), Shareholder nominations for directors at the Annual General Meeting of shareholders must be submitted at least 90 calendar days before the Annual General Meeting of Shareholders.

A Shareholder who wishes to recommend a person or persons for consideration as a Company nominee for election to the Board should send a written notice by mail, c/o Company Secretary, Aspen Insurance Holdings Limited, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda, or by fax to 441-295-1829 and include the following information:

•	the name of each person recommended by the Shareholder(s) to be considered as a nominee;

•	the name(s) and address(es) of the Shareholder(s) making the nomination, the number of ordinary shares which are owned beneficially and of record by such Shareholder(s) and the period for which such ordinary shares have been held;

•	a description of the relationship between the nominating Shareholder(s) and each nominee;

•	biographical information regarding such nominee, including the person's employment and other relevant experience and a statement as to the qualifications of the nominee;

•	a business address and telephone number for each nominee (an e-mail address may also be included); and

•	the written consent to nomination and to serving as a director, if elected, of the recommended nominee.

In connection with the Corporate Governance and Nominating Committee's evaluation of director nominees, the Company may request that the nominee complete a Directors and Officers Questionnaire regarding such nominee's independence, related parties transactions, and other relevant information required to be disclosed by the Company.

Minimum Qualifications for Director Nominees.    A nominee recommended for a position on the Company's Board must meet the following minimum qualifications:

•	he or she must have the highest standards of personal and professional integrity;

•	he or she must have exhibited mature judgment through significant accomplishments in their chosen field of expertise;

•	he or she must have a well-developed career history with specializations and skills that are relevant to understanding and benefiting the Company;

•	he or she must be able to allocate sufficient time and energy to director duties, including preparation for meetings and attendance at meetings;

•	he or she must be able to read and understand basic financial statements; and

•	he or she must be familiar with, and willing to assume, the duties of a director on the board of directors of a public company.

Process for Evaluation of Director Nominees.    The Corporate Governance and Nominating Committee has the authority and responsibility to lead the search for individuals qualified to become members of our Board to the extent necessary to fill vacancies on the Board or as otherwise desired by the Board. The Corporate Governance and Nominating Committee will identify, evaluate and recommend that the Board select director nominees for Shareholder approval at the applicable annual meetings based on minimum qualifications and additional criteria that the Corporate Governance and Nominating Committee deems necessary, as well as the diversity and other needs of the Board.

The Corporate Governance and Nominating Committee may in its discretion engage a third-party search firm and other advisors to identify potential nominees for director. The Corporate Governance and Nominating Committee may also identify potential director nominees through director and management recommendations, business, insurance industry and other contacts, as well as through Shareholder nominations.

The Corporate Governance and Nominating Committee may determine that members of the Board should have diverse experiences, skills and perspectives as well as knowledge in the areas of the Company's activities.

Certain additional criteria for consideration as director nominee may include, but not be limited to, the following as the Corporate Governance and Nominating Committee sees fit:

•	the nominee's qualifications and accomplishments and whether they complement the Board's existing strengths;

•	the nominee's leadership, strategic, or policy setting experience;

•	the nominee's experience and expertise relevant to the Company's insurance and reinsurance business, including any actuarial or underwriting expertise, or other specialized skills;

•	the nominee's independence qualifications, as defined by NYSE listing standards;

•	the nominee's actual or potential conflict of interest, or the appearance of any conflict of interest, with the best interests of the Company and its shareholders;

•	the nominee's ability to represent the interests of all Shareholders of the Company; and

•	the nominee's financial literacy, accounting or related financial management expertise as defined by NYSE listing standards, or qualifications as an audit committee financial expert, as defined by SEC rules and regulations.

Shareholder Communications to the Board

The Board provides a process for Shareholders to send communications to the Board or any of the directors. Shareholders may send written communications to the Board or any one or more of the individual directors by mail, c/o Company Secretary, Aspen Insurance Holdings Limited, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda, or by fax to 441-295-1829. All communications will be compiled and summarized by the Secretary of the Company. Copies of all communications addressed to a specific director will be sent to that director. The Chairman of the Board will receive copies of all communications that are not addressed to a particular director.

Board Policy on Board Members' Attendance at AGMs

Directors are expected to attend the Company's Annual General Meeting of Shareholders.

APPOINTMENT OF INDEPENDENT AUDITOR

(Proposal No. 1)

Proposal No.1 calls for a vote FOR the appointment of KPMG Audit Plc as the Company's independent auditor. On March 10, 2004, upon recommendation of the Audit Committee, the Audit Committee selected, subject to appointment by the Company's Shareholders, KPMG Audit Plc to continue to serve as independent auditor for the Company and its subsidiaries for the fiscal year ending December 31, 2004. KPMG Audit Plc has served as the Company's independent auditor since 2002.

A representative of KPMG Audit Plc is expected to be present at the Annual General Meeting and will have the opportunity to make statements and to respond to appropriate questions raised at the Annual General Meeting.

Fees Billed to the Company by KPMG Audit Plc

The following table represents aggregate fees billed to the Company for fiscal year ended December 31, 2003 and for the period of incorporation on May 23, 2002 to December 31, 2002 by KPMG Audit Plc, the Company's principal accounting firm.

	Twelve months ended December 31, 2003	Period ended December 31, 2002
	($ in thousands)
Audit Fees	$593.5	$136.0
Audit-related Fees	50.7	25.8
Tax Fees	162.6	106.5
All Other Fees	2,706.0	65.5
Total Fees	$3,512.8	$333.8

Audit-related Fees are fees related to assurance and related services for the performance of the audit or review of the Company's financial statements (other than the audit fees disclosed above).

Tax Fees are fees related to tax compliance, tax advice and tax planning services.

All Other Fees relate to fees billed to the Company by KPMG Audit Plc for all other non-audit services rendered to the Company and principally relates to assurance work carried out by KPMG Audit Plc in connection with the Company's initial public offering.

The Audit Committee has considered whether the provision of non-audit services by KPMG Audit Plc is compatible with maintaining KPMG Audit Plc's independence with respect to the Company and has determined that the provision of the specified non-audit services is consistent with and compatible with KPMG Audit Plc maintaining its independence. The Audit Committee approved all services that were not "audit fees".

Votes Required

Proposal No. 1 requires approval by the affirmative vote of a majority of the voting power of the votes cast at the Annual General Meeting, subject to our Bye-laws 63 to 67.

THE BOARD RECOMMENDS VOTING "FOR" THE APPOINTMENT OF
KPMG AUDIT PLC AS INDEPENDENT AUDITOR OF THE COMPANY.

RESOLUTIONS FOR ASPEN INSURANCE UK LIMITED ("ASPEN RE")

(Proposals No. 2, 3, 4 and 5 )

The Company's Bye-law 84 provides that if the Company is required or entitled to vote at a general meeting of any Non-U.S. Subsidiary, the Board will refer the subject matter of the vote to the Shareholders of the Company in a general meeting of the Company. The Company shall cause the Company's corporate representative or proxy to vote the Company's shares in the Non-U.S. Subsidiary pro rata to the votes received at the general meeting of the Company, with votes for or against the directing resolution being taken, respectively, as an instruction for the Company's corporate representative or proxy to vote the appropriate proportion of its shares for and the appropriate proportion of its shares against the resolution proposed by our Non-U.S. Subsidiaries.

Proposal No. 2 calls for a vote on a resolution proposed by the Company in respect of Aspen Re, a wholly owned insurance company organized under the laws of England and Wales as an instruction for the Company's representatives or proxies to vote FOR the election of Messrs. Paul Myners, Christopher O'Kane, Julian Cusack, David May, Ian Cormack, Marek Gumienny, Richard Keeling, Ian Campbell, Ms. Sarah Davies and Ms. Heidi Hutter as company directors to the board of directors of Aspen Re.

Biographical information relating to the directors under Proposal No. 2 is presented in the proxy statement under "— Board of Directors of the Company", "— Executive Officers of the Company" and "— Board of Directors of Non-U.S. Subsidiaries."

Proposal No. 3 calls for a vote on a resolution proposed by the Company in respect of Aspen Re as an instruction for the Company's representatives or proxies to vote FOR the increase in the authorized share capital of Aspen Re from £500 million to £1.0 billion by the creation of an additional 500,000,000 ordinary shares at £1 per share.

The board of directors of Aspen Re recommends that the Shareholders approve the resolution to increase the share capital of Aspen Re. The board of directors of Aspen Re believes that this increase of the authorized share capital will provide Aspen Re with the flexibility to act in the future with respect to capital contributions and other corporate needs.

Proposal No. 4 calls for a vote on a resolution proposed by the Company in respect of Aspen Re as an instruction for the Company's representatives or proxies to vote FOR:

i)    that in place of the authority given in Article 4(B) of Aspen Re's articles of association, the directors of Aspen Re are generally and unconditionally authorized for the purposes of Section 80 of the United Kingdom's Companies Act 1985 (as amended) at any time or times during the period of five years from the date of the resolution to allot, or to grant any right to subscribe for, or to convert any security into, shares in the authorized share capital of Aspen Re at the date of the resolution;

ii)    the maximum amount of relevant securities which may be allotted pursuant to the authority conferred in (i) above is the amount of the authorized but as yet unissued share capital of Aspen Re at the date of the resolution; and

iii)    at the expiry of the period of five years, the authority contained in (i) above shall expire, but the directors of Aspen Re may make an offer or agreement before the expiry of the authority which would or might require shares to be allotted or rights to subscribe for or to convert any security into shares to be granted, after the expiry of the authority.

Under the provisions of Aspen Re's articles of association, the board of directors is authorized to allot ordinary shares pursuant to Section 80 of the United Kingdom's Companies Act 1985 (as amended). Ordinary shares under English law are similar to shares of common stock of companies domiciled in the United States. Under the United Kingdom's Companies Act 1985 (as amended), ordinary shares may not be issued until after they have first been allotted (authorized for issuance) by the board of directors. Allotment of securities by the board of directors from Aspen Re's authorized share capital requires the grant of a general power of allotment by Aspen Re's shareholders, an additional step not generally required when companies domiciled in the United States are issuing securities. Such authority can be granted for a maximum period of five years. This resolution grants such authority to the directors and is intended to be renewed at each successive annual general meeting.

Proposal No. 5 calls for a vote on a resolution proposed by the Company in respect of Aspen Re as an instruction for the Company's representatives or proxies to vote FOR the re-appointment of KPMG Audit Plc as the auditor of Aspen Re for the fiscal year ending December 31, 2004 and to grant authority to the Company's Board through its Audit Committee to determine their remuneration, subject to KPMG Audit Plc being appointed as the Company's independent auditor.

Votes Required

Proposals No. 2, 3, 4 and 5 require approval by the affirmative vote of a majority of the voting power of the votes cast at the Annual General Meeting, subject to our Bye-laws 63 to 67.

THE BOARD RECOMMENDS VOTING "FOR" THE RESOLUTIONS PROPOSED
BY THE COMPANY IN RESPECT OF ASPEN RE.

RESOLUTIONS FOR ASPEN INSURANCE UK SERVICES LIMITED ("ASPEN SERVICES")

(Proposals No. 6, 7, 8 and 9)

The Company's Bye-law 84 provides that if the Company is required or entitled to vote at a general meeting of any Non-U.S. Subsidiary, the Board will refer the subject matter of the vote to the Shareholders of the Company in a general meeting of the Company. The Company shall cause the Company's corporate representative or proxy to vote the Company's shares in the Non-U.S. Subsidiary pro rata to the votes received at the general meeting of the Company, with votes for or against the directing resolution being taken, respectively, as an instruction for the Company's corporate representative or proxy to vote the appropriate proportion of its shares for and the appropriate proportion of its shares against the resolution proposed by our Non-U.S. Subsidiaries.

Proposal No. 6 calls for a vote on a resolution proposed by the Company in respect of Aspen Services, a wholly owned services company organized under the laws of England and Wales as an instruction for the Company's representatives or proxies to vote FOR the election of Messrs. Christopher O'Kane, Julian Cusack, David May and Ms. Sarah Davies as company directors to the board of directors of Aspen Services.

Biographical information relating to the directors under Proposal No. 6 is presented in the proxy statement under "— Board of Directors of the Company" and "— Executive Officers of the Company."

Proposal No. 7 calls for a vote on a resolution proposed by the Company in respect of Aspen Services as an instruction for the Company's representatives or proxies to vote FOR the increase in the authorized share capital of Aspen Services from £100 to £10,000,000 by the creation of an additional 9,999,900 ordinary shares at £1 per share.

The board of directors of Aspen Services recommends that the Shareholders approve the resolution to increase the share capital of Aspen Services. The board of directors of Aspen Services believes that this increase of the authorized share capital will provide Aspen Services with the flexibility to act in the future with respect to capital contributions and other corporate needs.

Proposal No. 8 calls for a vote on a resolution proposed by the Company in respect of Aspen Services as an instruction for the Company's representatives or proxies to vote FOR:

i)    that in place of the authority given in Article 4(B) of Aspen Services' articles of association, the directors of Aspen Services are generally and unconditionally authorized for the purposes of Section 80 of the United Kingdom's Companies Act 1985 (as amended) at any time or times during the period of five years from the date of the resolution to allot, or to grant any right to subscribe for, or to convert any security into, shares in the authorized share capital of Aspen Services at the date of the resolution;

ii)    the maximum amount of relevant securities which may be allotted pursuant to the authority conferred in (i) above is the amount of the authorized but as yet unissued share capital of Aspen Services at the date of the resolution; and

iii)    at the expiry of the period of five years, the authority contained in (i) above shall expire, but the directors of Aspen Services may make an offer or agreement before the expiry of the authority which would or might require shares to be allotted or rights to subscribe for or to convert any security into shares to be granted, after the expiry of the authority.

Under the provisions of Aspen Services' articles of association, the board of directors is authorized to allot ordinary shares pursuant to Section 80 of the United Kingdom's Companies Act 1985 (as amended). Ordinary shares under English law are similar to shares of common stock of companies domiciled in the United States. Under the United Kingdom's Companies Act 1985 (as amended), ordinary shares may not be issued until after they have first been allotted (authorized for issuance) by the board of directors. Allotment of securities by the board of directors from Aspen Services' authorized share capital requires the grant of a general power of allotment by Aspen Services' shareholders, an additional step not generally required when companies domiciled in the

United States are issuing securities. Such authority can be granted for a maximum period of five years. This resolution grants such authority to the directors and is intended to be renewed at each successive annual general meeting.

Proposal No. 9 calls for a vote on a resolution proposed by the Company in respect of Aspen Services as an instruction for the Company's representatives or proxies to vote FOR the re-appointment of KPMG Audit Plc as the auditor of Aspen Services for the fiscal year ending December 31, 2004 and to grant authority to the Company's Board through its Audit Committee to determine their remuneration, subject to KPMG Audit Plc being appointed as the Company's independent auditor.

Votes Required

Proposals No. 6, 7, 8 and 9 require approval by the affirmative vote of a majority of the voting power of the votes cast at the Annual General Meeting, subject to our Bye-laws 63 to 67.

THE BOARD RECOMMENDS VOTING "FOR" THE RESOLUTIONS PROPOSED
BY THE COMPANY IN RESPECT OF ASPEN SERVICES.

RESOLUTIONS FOR ASPEN (UK) HOLDINGS LIMITED ("ASPEN (UK) HOLDINGS")

(Proposals No. 10, 11, 12 and 13)

The Company's Bye-law 84 provides that if the Company is required or entitled to vote at a general meeting of any Non-U.S. Subsidiary, the Board will refer the subject matter of the vote to the Shareholders of the Company in a general meeting of the Company. The Company shall cause the Company's corporate representative or proxy to vote the Company's shares in the Non-U.S. Subsidiary pro rata to the votes received at the general meeting of the Company, with votes for or against the directing resolution being taken, respectively, as an instruction for the Company's corporate representative or proxy to vote the appropriate proportion of its shares for and the appropriate proportion of its shares against the resolution proposed by our Non-U.S. Subsidiaries.

Proposal No. 10 calls for a vote on a resolution proposed by the Company in respect of Aspen (UK) Holdings, a wholly owned intermediary holding company organized under the laws of England and Wales as an instruction for the Company's representatives or proxies to vote FOR the election of Messrs. Christopher O'Kane and Julian Cusack as company directors to the board of directors of Aspen (UK) Holdings.

Biographical information relating to the directors under Proposal No. 10 is presented in the proxy statement under "— Board of Directors of the Company."

Proposal No. 11 calls for a vote on a resolution proposed by the Company in respect of Aspen (UK) Holdings as an instruction for the Company's representatives or proxies to vote FOR the increase in the authorized share capital of Aspen (UK) Holdings from £100 to £1.3 billion by the creation of an additional 1,299,999,900 ordinary shares at £1 per share.

The board of directors of Aspen (UK) Holdings recommends that the Shareholders approve the resolution to increase the share capital of Aspen (UK) Holdings. The board of directors of Aspen (UK) Holdings believes that this increase of the authorized share capital will provide Aspen (UK) Holdings with the flexibility to act in the future with respect to capital contributions and other corporate needs.

Proposal No. 12 calls for a vote on a resolution proposed by the Company in respect of Aspen (UK) Holdings as an instruction for the Company's representatives or proxies to vote FOR:

i)    that in place of the authority given in Article 4(B) of Aspen (UK) Holdings' articles of association, the directors of Aspen (UK) Holdings are generally and unconditionally authorized for the purposes of Section 80 of the United Kingdom's Companies Act 1985 (as amended) at any time or times during the period of five years from the date of the resolution to allot, or to grant any right to subscribe for, or to convert any security into, shares in the authorized share capital of Aspen (UK) Holdings at the date of the resolution;

ii)    the maximum amount of relevant securities which may be allotted pursuant to the authority conferred in (i) above is the amount of the authorized but as yet unissued share capital of Aspen (UK) Holdings at the date of the resolution; and

iii)    at the expiry of the period of five years, the authority contained in (i) above shall expire, but the directors of Aspen (UK) Holdings may make an offer or agreement before the expiry of the authority which would or might require shares to be allotted or rights to subscribe for or to convert any security into shares to be granted, after the expiry of the authority.

Under the provisions of Aspen (UK) Holdings' articles of association, the board of directors is authorized to allot ordinary shares pursuant to Section 80 of the United Kingdom's Companies Act 1985 (as amended). Ordinary shares under English law are similar to shares of common stock of companies domiciled in the United States. Under the United Kingdom's Companies Act 1985 (as amended), ordinary shares may not be issued until after they have first been allotted (authorized for issuance) by the board of directors. Allotment of securities by the board of directors from Aspen (UK) Holdings' authorized share capital requires the grant of a general power of allotment by Aspen (UK) Holdings' shareholders, an additional step not generally required when companies domiciled in the United States are issuing securities. Such authority can be granted for a maximum period of five years. This resolution grants such authority to the directors and is intended to be renewed at each successive annual general meeting.

Proposal No. 13 calls for a vote on a resolution proposed by the Company in respect of Aspen (UK) Holdings as an instruction for the Company's representatives or proxies to vote FOR the re-appointment of KPMG Audit Plc as the auditor of Aspen (UK) Holdings for the fiscal year ending December 31, 2004 and to grant authority to the Company's Board through its Audit Committee to determine their remuneration, subject to KPMG Audit Plc being appointed as the Company's independent auditor.

Votes Required

Proposals No. 10, 11, 12 and 13 require approval by the affirmative vote of a majority of the voting power of the votes cast at the Annual General Meeting, subject to our Bye-laws 63 to 67.

THE BOARD RECOMMENDS VOTING "FOR" THE RESOLUTIONS PROPOSED
BY THE COMPANY IN RESPECT OF ASPEN (UK) HOLDINGS.

RESOLUTIONS FOR ASPEN INSURANCE LIMITED ("ASPEN BERMUDA")

(Proposals No. 14, 15 and 16)

The Company's Bye-law 84 provides that if the Company is required or entitled to vote at a general meeting of any Non-U.S. Subsidiary, the Board will refer the subject matter of the vote to the Shareholders of the Company in a general meeting of the Company. The Company shall cause the Company's corporate representative or proxy to vote the Company's shares in the Non-U.S. Subsidiary pro rata to the votes received at the general meeting of the Company, with votes for or against the directing resolution being taken, respectively, as an instruction for the Company's corporate representative or proxy to vote the appropriate proportion of its shares for and the appropriate proportion of its shares against the resolution proposed by our Non-U.S. Subsidiaries.

Proposal No. 14 calls for a vote on a resolution proposed by the Company in respect of Aspen Bermuda, a wholly owned insurance company organized under the laws of Bermuda as an instruction for the Company's representatives or proxies to vote FOR the election of Messrs. Paul Myners, Christopher O'Kane, Julian Cusack, Julian Avery, Marek Gumienny, Prakash Melwani, Bret Pearlman, Norman Rosenthal, Kamil Salame, Anthony Taylor and Ms. Heidi Hutter as company directors for election to the board of directors of Aspen Bermuda for 2003 and the authorization of the board of directors of Aspen Bermuda to appoint any individual as an alternate director or as a director to fill any casual vacancy created from time to time (provided the number of directors does not exceed 11) of Aspen Bermuda for 2003.

After the Company's initial public offering, Aspen Bermuda held its 2003 annual general meeting of its shareholders in March 2004. Proposal No. 14 is required because as a result of Bye-law 84, the meeting of the shareholders of Aspen Bermuda was adjourned and accordingly, the approval of appointment of directors of Aspen Bermuda for 2003 is put forth to the Shareholders for approval at this year's Annual General Meeting of the Company.

Biographical information relating to the directors under Proposal No. 14 is presented in the proxy statement under "— Board of Directors of the Company" and "— Board of Directors of Non-U.S. Subsidiaries."

Proposal No. 15 calls for a vote on a resolution proposed by the Company in respect of Aspen Bermuda as an instruction for the Company's representatives or proxies to vote FOR the election of Messrs. Paul Myners, Christopher O'Kane, Julian Cusack, Julian Avery, Ian Cormack, Prakash Melwani, Bret Pearlman, Norman Rosenthal, Kamil Salame and Ms. Heidi Hutter as company directors for election to the board of directors of Aspen Bermuda for 2004 and the authorization of the board of directors of Aspen Bermuda to appoint any individual as an alternate director or as a director to fill any casual vacancy created from time to time (provided the number of directors does not exceed 11) of Aspen Bermuda for 2004.

Biographical information relating to the directors under Proposal No. 15 is presented in the proxy statement under "— Board of Directors of the Company" and "— Board of Directors of Non-U.S. Subsidiaries."

Proposal No. 16 calls for a vote on a resolution proposed by the Company in respect of Aspen Bermuda as an instruction for the Company's representatives or proxies to vote FOR the appointment of KPMG as the auditor of Aspen Bermuda for fiscal year ended December 31, 2003 and fiscal year ending December 31, 2004 and to grant authority to the Company's Board through its Audit Committee to determine their remuneration, subject to KPMG Audit Plc being appointed as the Company's independent auditor.

Votes Required

Proposals No. 14, 15 and 16 require approval by the affirmative vote of a majority of the voting power of the votes cast at the Annual General Meeting, subject to our Bye-laws 63 to 67.

THE BOARD RECOMMENDS VOTING "FOR" THE RESOLUTIONS PROPOSED
BY THE COMPANY IN RESPECT OF ASPEN BERMUDA.

ELECTION OF DIRECTORS TO ANY NEW NON-U.S. SUBSIDIARIES

(Proposal No. 17)

Bye-law 84 of the Company provides that the boards of directors of any Non-U.S. Subsidiaries be elected by the Company's Shareholders. The Company may, in the course of 2004 and until the next annual general meeting of its Shareholders, form new Non-U.S. Subsidiaries.

Proposal No. 17 calls FOR the election of Messrs. Christopher O'Kane and Julian Cusack as company directors of any new Non-U.S. Subsidiary, as designated by the Company's Board, which may be formed by the Company in the future. Messrs. Christopher O'Kane and Julian Cusack will not receive any additional compensation for their services as directors of any newly-formed Non-U.S. Subsidiaries.

Biographical information relating to Messrs. Christopher O'Kane and Julian Cusack is presented in the proxy statement under "— Board of Directors of the Company."

Votes Required

Proposal No. 17 requires approval by the affirmative vote of a majority of the voting power of the votes cast at the Annual General Meeting, subject to our Bye-laws 63 to 67.

THE BOARD RECOMMENDS VOTING "FOR" THE ELECTION
OF MESSRS. CHRISTOPHER O'KANE AND JULIAN CUSACK AS
COMPANY DIRECTORS OF ANY NEW NON-U.S. SUBSIDIARIES.

OTHER MATTERS

Neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual General Meeting of Shareholders and this Proxy Statement. If any other business should come properly before the meeting, or any adjournment thereof, the proxyholders will vote on such matters according to their best judgment.

By Order of the Board of Directors,
Frances Chatterjee Secretary

Hamilton, Bermuda
May 6, 2004

* * * * * * *

The Annual Report to Shareholders of the Company, including financial statements for the fiscal year ended December 31, 2003 is being mailed concurrently with this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of proxies. Upon written request of a Shareholder, the Company will furnish, without charge, a copy of the Company's Annual Report on Form 10-K, as filed with the SEC. If you would like a copy of the Form 10-K, please contact Aspen Insurance Holdings Limited, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda, Attn: Company Secretary. In addition, financial reports and recent filings with the SEC, including the Form 10-K, are available on the Internet at http://www.sec.gov. Company information is also available on the Internet at http://www.aspen.bm.

The Board of Directors recommends a vote “FOR” each proposal listed below.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

Please see description of proposals on bottom portion of this card

☒	Please mark votes as in this example.				For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
				Proposal 3.	☐	☐	☐	Proposal 7.	☐	☐	☐	Proposal 11.	☐	☐	☐
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
Proposal 1.	☐	☐	☐	Proposal 4.	☐	☐	☐	Proposal 8.	☐	☐	☐	Proposal 12.	☐	☐	☐
	For	Withhold All	For All Except		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
Proposal 2.	☐	☐	☐	Proposal 5.	☐	☐	☐	Proposal 9.	☐	☐	☐	Proposal 13.	☐	☐	☐
INSTRUCTIONS: To withhold authority for any individual nominee under Proposals 2, 6, 10, 14, 15 and 17, write the number of each nominee you wish to withhold on the line(s) below:					For	Withhold All	For All Except		For	Withhold All	For All Except		For	Withhold All	For All Except
				Proposal 6.	☐	☐	☐	Proposal 10.	☐	☐	☐	Proposal 14.	☐	☐	☐
													For	Withhold All	For All Except
												Proposal 15.	☐	☐	☐
													For	Against	Abstain
												Proposal 16.	☐	☐	☐
													For	Withhold All	For All Except
												Proposal 17.	☐	☐	☐

Signature __________________________ Date ______________ Signature __________________________ Date ______________
The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Ù FOLD AND DETACH HERE Ù

Proposal 1	To appoint KPMG Audit Plc as the Company’s independent auditor for the fiscal year ended December 31, 2004 and to authorize the Board acting through the Audit Committee to set the remuneration of KPMG Audit Plc for 2004.
Proposal 2	To authorize the election of Messrs. 01 Paul Myners, 02 Christopher O’Kane, 03 Julian Cusack, 04 David May, 05 Ian Cormack, 06 Marek Gumienny, 07 Richard Keeling, 08 Ian Campbell, 09 Ms. Sarah Davies and 10 Ms. Heidi Hutter as company directors to the board of directors of Aspen Insurance UK Limited.
Proposal 3	To authorize the increase in the authorized share capital of Aspen Insurance UK Limited from £500 million to £1.0 billion by the creation of an additional 500,000,000 ordinary shares at £1 per share.
Proposal 4	To authorize the directors of Aspen Insurance UK Limited to allot shares pursuant to Section 80 of the United Kingdom’s Companies Act.
Proposal 5	To authorize the re-appointment of KPMG Audit Plc as the auditor of Aspen Insurance UK Limited for the fiscal year ending December 31, 2004 and to grant authority to the board of directors of Aspen Insurance Holdings Limited through its audit committee to determine their remuneration, subject to KPMG Audit Plc being appointed as the Company’s independent auditor.
Proposal 6	To authorize the election of Messrs. 11 Christopher O’Kane, 12 Julian Cusack, 13 David May and 14 Ms. Sarah Davies as company directors to the board of directors of Aspen Insurance UK Services Limited.
Proposal 7	To authorize the increase in the authorized share capital of Aspen Insurance UK Services Limited from £100 to £10,000,000 by the creation of an additional 9,999,900 ordinary shares at £1 per share.
Proposal 8	To authorize the directors of Aspen Insurance UK Services Limited to allot shares pursuant to Section 80 of the United Kingdom’s Companies Act.
Proposal 9	To authorize the re-appointment of KPMG Audit Plc as the auditor of Aspen Insurance UK Services Limited for the fiscal year ending December 31, 2004 and to grant authority to the board of directors of Aspen Insurance Holdings Limited through its audit committee to determine their remuneration, subject to KPMG Audit Plc being appointed as the Company’s independent auditor.
Proposal 10	To authorize the election of Messrs. 15 Christopher O’Kane and 16 Julian Cusack as company directors to the board of directors of Aspen (UK) Holdings Limited.
Proposal 11	To authorize the increase in the authorized share capital of Aspen (UK) Holdings Limited from £100 to £1.3 billion by the creation of an additional 1,299,999,900 ordinary shares at £1 per share.
Proposal 12	To authorize the directors of Aspen (UK) Holdings Limited to allot shares pursuant to Section 80 of the United Kingdom’s Companies Act.
Proposal 13	To authorize the re-appointment of KPMG Audit Plc as the auditor of Aspen (UK) Holdings Limited for the fiscal year ending December 31, 2004 and to grant authority to the board of directors of Aspen Insurance Holdings Limited through its audit committee to determine their remuneration, subject to KPMG Audit Plc being appointed as the Company’s independent auditor.
Proposal 14	To authorize (1) the election of Messrs. 17 Paul Myners, 18 Christopher O’Kane, 19 Julian Cusack, 20 Julian Avery, 21 Marek Gumienny, 22 Prakash Melwani, 23 Bret Pearlman, 24 Norman Rosenthal, 25 Kamil Salame, 26 Anthony Taylor and 27 Ms. Heidi Hutter as company directors for election to the board of directors of Aspen Insurance Limited for 2003 and (2) the board of directors of Aspen Insurance Limited to appoint any individual as an alternate director or as a director to fill any casual vacancy created from time to time (provided the number of directors does not exceed 11) of Aspen Insurance Limited for 2003.
Proposal 15	To authorize (1) the election of Messrs. 28 Paul Myners, 29 Christopher O’Kane, 30 Julian Cusack, 31 Julian Avery, 32 Ian Cormack, 33 Prakash Melwani, 34 Bret Pearlman, 35 Norman Rosenthal, 36 Kamil Salame and 37 Ms. Heidi Hutter as company directors for election to the board of directors of Aspen Insurance Limited for 2004 and (2) the board of directors of Aspen Insurance Limited to appoint any individual as an alternate director or as a director to fill any casual vacancy created from time to time (provided the number of directors does not exceed 11) of Aspen Insurance Limited for 2004.
Proposal 16	To authorize the appointment of KPMG as the auditor of Aspen Insurance Limited for fiscal year ended December 31, 2003 and fiscal year ending December 31, 2004 and grant authority to the board of directors of Aspen Insurance Holdings Limited through its audit committee to determine their remuneration, subject to KPMG Audit Plc being appointed as the Company’s independent auditor.
Proposal 17	To authorize the election of Messrs. 38 Christopher O'Kane and 39 Julian Cusack as company directors to any new Non-U.S. Subsidiaries.

ASPEN INSURANCE HOLDINGS LIMITED
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 17, 2004

     The undersigned hereby appoints Christopher O’Kane and Julian Cusack, jointly and severally, as proxies of the undersigned, with full power of substitution and with the authority in each to act in the absence of the other, to vote on behalf of the undersigned, all Ordinary Shares of the undersigned at the Annual General Meeting of Shareholders to be held June 17, 2004, and at any adjournment thereof, upon the subjects described in the letter furnished herewith, subject to any directions indicated below.

     Your vote is important! Please complete, date, sign and return this form to Aspen Insurance Holdings Limited, c/o Mellon Investor Services LLC, attn: Proxy Processing, P.O. Box 3651, So. Hackensack, NJ 07606-9351, in the accompanying envelope, which does not require postage if mailed in the United States.

     This proxy when properly signed will be voted in accordance with the instructions, if any, given hereon. If this form of proxy is properly signed and returned but no direction is given, the proxy will vote FOR each proposal listed below and in accordance with the proxyholder’s best judgment as to any other business as may properly come before the Annual General Meeting.

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time (U.S.)
the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/ahl Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-894-0538 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.